[Letterhead of DiRocco & Company, CPA, PA]


January 4, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read and agree with the comments contained in the section titled Changes In and Disagreements with Accountants in the amendment to Form SB-2 dated January 4, 2005 of Pricester.com, Inc., a Nevada company.

DiRocco & Company, CPA, PA
Plantation, Florida